EXHIBIT 99.1
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         INTERLINE BRANDS, INC. APPOINTS ACTING CHIEF FINANCIAL OFFICER


Jacksonville, Fla. - March 17, 2005 - Interline Brands, Inc. (NYSE: IBI)

Interline Brands, Inc. announced today that Charles Blackmon, Chief Financial Officer, has resigned for personal reasons, foremost of which are family considerations. Mr. Blackmon joined the company in June of 2004, and has been commuting from his home in Eufaula, Alabama to Interline's headquarters in Jacksonville, Florida. Michael J. Grebe, President and Chief Executive Officer commented, "We wish Charles all the best in his future endeavors and truly appreciate his contributions to Interline Brands." Mr. Blackmon added, "I have enjoyed my time at Interline Brands and continue to believe the company has a very positive outlook".

Thomas Tossavainen, Vice President of Finance and Treasurer, has been appointed to the position of Acting Chief Financial Officer. Mr. Tossavainen has served in a senior financial capacity with Interline since 2001, and has worked in the industrial distribution industry since 1996.

Mr. Grebe commented further, "We have a strong and experienced financial team, and I have the utmost confidence in Tom Tossavainen. Tom will provide outstanding leadership while we conduct a process to determine a permanent Chief Financial Officer".

Interline Brands, Inc. is a leading national distributor and direct marketer with headquarters in Jacksonville, Florida. Interline provides maintenance, repair and operations (MRO) products to over 150,000 professional contractors, facilities maintenance professionals, hardware stores, and other customers across North America and Central America.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, forward-looking statements. The Company has tried, whenever possible, to identify these forward-looking statements using words such as "projects," "anticipates," "believes," "estimates," "expects," "plans," "intends," and similar expressions. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. The risks and uncertainties involving forward-looking statements include material facilities systems disruptions and shutdowns, the failure to locate, acquire and integrate acquisition candidates, the dependence on key employees and other risks described in the Company's, Registration Statement of Form S-1, as amended (Commission File No. 333-116482). These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time. The Company does not currently intend, however, to update the information provided today prior to its next earnings release.

         CONTACT: LAURENCE HOWARD
         PHONE: 904-421-1432